May 10, 1996


Mr. Bruce Bond



Dear Bruce:

I am pleased to offer you the position of President and Chief Executive Officer of ANS CO+RE Systems, Inc. ("ANS" or the "Company"), a subsidiary of America Online, Inc. ("AOL"). I have no doubt that with your talent and vision, you will be able to build ANS into a global leader in the network services business.

In your capacity as President and CEO, you will report to the Board of Directors of ANS. It is expected that the Board will initially be comprised of five members, consisting of yourself, two directors designated by AOL and two independent directors. I look forward to exploring candidates for the independent directors together with you.

For so long as you continue to be employed as President and Chief Executive Officer of the Company, AOL will agree to vote its shares in favor of your election as a director of the Company. When you cease to be employed as President and Chief Executive Officer, you agree to resign from the Board of Directors if requested to do so by the Board.

Your compensation will be $400,000 per year, payable semi-monthly, subject to customary deductions. In addition, you will be eligible to receive an annual bonus equal to 75% of your annual salary, with an opportunity to earn up to 150% of the base bonus amount with extraordinary performance. The performance metrics for the bonus will be set by the ANS Board of Directors and will initially be consistent with the parameters established by AOL for its executive officers.

On or about your commencement date, you will be granted non-qualified stock options (the "Non-Qualified Options") to purchase a 2% of the outstanding capital stock of ANS, on a fully diluted basis, on the terms of a Non-Qualified form of Stock Option Agreement. The Non-Qualified Options will have an aggregate exercise price of $240,000 (the current fair market value of the shares). The Non-Qualified Options will vest in equal annual installments over a period of four years, subject to your continued employment.

On or about your commencement date, you will also be granted Incentive Stock Option (the "ISO's" and, together with the Non-Qualified Options, the "ANS Options") to purchase an additional 2% of the outstanding capital stock of ANS, on a fully diluted basis, on the terms of an Incentive form of Stock Option Agreement. The ISOs will have an aggregate exercise price of $240,000 (the current fair market value of the shares). The ISOs will vest in equal annual installments over a period of four years, subject to your continued employment.

In the event that ANS has not become a public company (or has otherwise achieved liquidity) by the second anniversary of your employment, you may, at your option, require ANS to acquire ("put") some or all of your vested shares at fair market value less any amounts owed by you to ANS. The fair market value of the shares will be determined by an independent appraiser, the cost of which will be borne by the Company.

Following a change of control of the Company, if you remain with the Company (or its successor) for one year thereafter or if you are terminated or your position is downgraded following the change of control, all of the unvested ANS Options will be accelerated as more specifically provided in the various Stock Option Agreements.

Upon the start of your employment, you will receive a $500,000 loan which will bear interest at the current prime rate and will be secured by your stock and options. In addition, you will receive a $250,000 loan which will bear interest at the current prime rate and will be secured by the equity in your new home (subordinated to any mortgage). The principal and interest under both loans will be payable in full upon the earlier of the fourth anniversary of your commencement date and the IPO of the Company (or other liquidity event), and may be paid by delivery of stock with a fair market value equal to the amount then due. If necessary, fair market value of the shares will be determined by an independent appraiser, the cost of which will be borne by the Company. Upon the second anniversary of your commencement date, all outstanding principal and interest may be pre-paid in full by delivery of any exercised option shares and cancellation of any unexercised ANS Option if the IPO of the Company has not occurred. In addition, the principal and interest under the loans will accelerate in the event that your employment is terminated by the Company for cause, or if you terminated your employment other than for cause.

Your employment at the Company is at will and you or the Company are free to terminate the employment relationship at any time, with or without cause. We understand that you will devote your full business time to the Company. In the event that your employment is terminated without cause by the Company at any time, the number of ANS Options that would have vested had you continued to be employed for the balance of that year will immediately vest. In addition, in the event that your employment is terminated without cause by the Company, you will be paid an amount equal to twelve months of your then current salary as additional severance.

As a condition to your employment, you will enter into a Confidentiality, Non-Competition and Proprietary Rights Agreement in the form attached hereto as Exhibit A.

In connection with your relocation, the Company will acquire, either directly or through PHH, a service company retained by the Company, in accordance with industry practice, your current home at fair market value, which will be determined by PHH. In the event that the fair market value appraisal by PHH is less than 600,000 BPS, the Company will pay you the amount of the difference.
In addition, the Company will pay reasonable expenses of your relocation, including interim housing, travel expenses for you and your family, moving expenses, and will pay you a one-time tax gross-up to cover relocation reimbursements.

You and your family members will be eligible to participate in the ANS-sponsored health and benefit plans in accordance with the Company's current eligibility requirements. In addition, to the extent that you require additional medical coverage during the pregnancy of your wife, you agree to use your best efforts to continue your existing coverage, and the Company will reimburse you for the cost of the premiums. In the event that you are unable to obtain such continued coverage, the Company's current medical plan will cover up to $10,000 of such pregnancy related expenses, the maximum coverage for pre-existing conditions. The Company will reimburse you for reasonable expenses relating to your wife's pregnancy which exceed $10,000 subject to customary co-insurance deductibles. The Company will also work with you to obtain $2 million in term life insurance through the Company's existing policies and through additional policies as required, and will include the reasonable cost of obtaining such additional policies as additional annual compensation. In addition the Company will provide you with tax preparation assistance.

Attached as Exhibits B and C, respectively, are the Stock Option Agreements and loan documents, which are subject to further review and revisions by the America Online legal department. Please forward any comments you have to Ellen Kirsh, our General Counsel. We hope to execute final documents by May 15, 1996.

This letter, together with the exhibits hereto, Stock Option Agreements, and loan documents, is intended as our entire agreement with respect to your employment and supersedes our prior discussions. Any modifications in the future must be in writing and signed by both you and the Company.

If the terms of this letter are acceptable to you, please execute the enclosed copy of this letter and return it to me. I look forward to a long and rewarding relationship.

Very truly yours,

ANS CO+RE Systems, Inc.


By:/S/DAVID C. COLE
   David C. Cole
   Chairman


Agreed and Accepted:


/S/BRUCE BOND
  Bruce Bond


Date:     15 May 1996


                              EMPLOYMENT AGREEMENT

ANS CO+RE Systems, Inc. ("ANS") and Bruce R. Bond ("Employee"), of ANS, telephone number _________________________, hereby agree as follows:

1. ANS agrees to employ Employee, and Employee agrees to work diligently for ANS on such tasks as may be assigned during such employment, which shall commence on July 15, 1996.

2. The compensation to be paid by ANS to Employee will be at the rate set forth in the ANS offer letter to Employee, a copy of which is appended hereto, or such other rate as may be established later by ANS.

3. Employee will be entitled to participate in benefit programs as they are set or altered from time to time, and to accrue vacation time, in accordance with ANS policies and practices then applicable to persons of his or her personnel level. Employee will gain vested rights in these programs only to the extent that such program expressly provided for vesting.

4. This agreement may be terminated by either party at any time for any reason or for no reason at all, provided that two (2) weeks of notice are given prior to the effective date of such termination. ANS may, if it chooses, elect to pay compensation in lieu of giving prior notice.

5.   Employee's Social Security number is _______________.

6. Employee hereby assigns to ANS his or her entire right, title and interest in any idea, invention, design of a useful article, computer program and related documentation, and other work of authorship (collectively "Developments") hereafter during the period of employment by ANS, made or conceived solely or jointly by Employee, or created wholly or in part by Employee, whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection, and the Developments:

     (a) relate to the actual or anticipated business or research or development of ANS, or

     (b) are suggested by or result from any task assigned to Employee or work performed by Employee for or on behalf of ANS.

     In the case of any "other work of authorship", such assignment shall be limited to those works of authorship which meet both conditions (a) and
     (b)above. Employee acknowledges that the copyright and any other intellectual property right in ideas, inventions, designs, computer programs and documentation, and other works of authorship, created within his or her scope of employment with ANS belong to ANS by operation of law.

     In connection with any of the Developments assigned to ANS:

     (a)  Employee will disclose them promptly to ANS management, and

     (b) Employee will, on ANS' request, promptly execute a specific assignment of title to ANS, and do anything else reasonably necessary to enable ANS to secure a patent, copyright or other form of protection therefor in the United States and in other countries.

     ANS is not required to designate Employee as an author of any design, computer program or related documentation, or other work of authorship herein assigned, when distributed publicly or otherwise, nor to make any distribution at all. Employee waives and releases, to the extent permitted by law, all rights which Employee might have respecting the subject matter of this paragraph 6.

7. Without ANS's prior written permission, Employee will not disclose to anyone outside of ANS or use in other than ANS's business, either during or after his or her employment, any confidential information or material of ANS or any information or material received in confidence by ANS. If Employee leaves the employ of ANS, Employee will return all property of ANS in his or her possession, including all confidential information or materials such as drawings, notebooks, reports and other documents.

     Confidential information or material of ANS is any information or material:

     (a) generated or collected by or utilized in the operations of ANS that relates to the actual or anticipated business or research or development of ANS, or

     (b) suggested by or resulting from any tasks assigned to Employee or work performed by Employee for or on behalf of ANS and which has not been made available generally to the public.

8. Employee will not disclose to ANS, use in its business, or cause it to use, any information or material which is confidential to others.

9. Employee will comply, and do all things necessary for ANS to comply, with all applicable laws and regulations, including laws and regulations that relate to intellectual property or to the safeguarding of information.

10. Employee's duties and responsibilities hereunder shall apply equally to ANS and to any subsidiary corporation(s) of ANS, and the rights and privileges of each such subsidiary corporation(s) shall be the same as provided hereunder to ANS, and references herein to ANS shall be to ANS and its subsidiary corporation(s).

11. Employee's duties to ANS established pursuant to paragraphs 6, 7, 8, 9 and 13 of this Agreement will survive the termination of this Agreement, and will continue until ANS shall have waived its rights to further compliance with the terms of such provisions.

12. Employee claims to have intellectual property interests in, or obligations relating to, the following subjects, and the referenced documents detail the intellectual property with respect to which Employee has duties or claims rights thereto:

     Subject             Document Reference
     [None listed]

     (Append an expanded listing if needed.)

13. Except as listed in paragraph 12 hereof or as described in paragraph 13, employee acknowledges and agrees that he or she has no intellectual property interests or obligations of any kind or nature.

Agreed this 24th day of July, 1996


          Employee                 ANS CO+RE Systems, Inc.

Signed:  /s/Bruce R. Bond          /s/Sherri Adams